EXHIBIT 10.11

                    ASSIGNMENT OF INTELLECTUAL PROPERTY

     THIS ASSIGNMENT OF INTELLECTUAL PROPERTY ("Assignment") is made as of May 3, 2002, by and among INTERWORLD CORPORATION, a Delaware corporation ("InterWorld"), J Net Enterprises, Inc., a Nevada corporation ("J Net"), and IW Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of J Net ("Holdings").

     WHEREAS, on June 30, 2001, InterWorld and J Net entered into a credit facility whereby J Net agreed to loan up to $20,000,000 to InterWorld (the "Credit Facility");

     WHEREAS, on June 30, 2001, to secure indebtedness under the Credit Facility, J Net and InterWorld entered into a security agreement granting J Net a security interest in certain collateral of InterWorld, including, but not limited to, all of its Intellectual Property (as defined below) (the "Security Agreement");

     WHEREAS, on February 8, 2002, to further secure indebtedness under the Credit Facility, J Net and InterWorld entered into a security agreement granting J Net a security interest in certain trademarks and service marks of InterWorld (the "IP Security Agreement," and together with the Security Agreement, the "Security Agreements");

     WHEREAS, J Net, among other things, previously notified InterWorld of its default under the Credit Facility and InterWorld acknowledged such default pursuant to the Acknowledgement of Default and Assignment of Payments Agreement, dated February 15, 2002, by and between InterWorld and J Net;

     WHEREAS, as of the date hereof, InterWorld currently owes J Net approximately $17 million under the Credit Facility;

     WHEREAS, InterWorld and J Net both acknowledge that the Intellectual Property does not have a value in excess of InterWorld's current indebtedness under the Credit Facility; and

     WHEREAS, InterWorld is the owner of certain Intellectual Property (as defined below) which it desires to assign to J Net through J Net's wholly-owned subsidiary, Holdings, in accordance with the provisions of SS 9 620 of the Uniform Commercial Code of the State of New York (the "NY UCC") relating to strict foreclosure.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. The Intellectual Property. J Net and InterWorld agree that, for purposes of this Assignment, Intellectual Property of InterWorld shall mean all (A) patents and pending patent applications together with any and all continuations, divisions, reissues, extensions and renewals thereof, (B) trade secrets, know-how, inventions, formulae and processes, whether trade secrets or not,
         (C) trade names, trademarks, service names, service marks, logos, assumed names, internet domain names, brand names and all registrations and applications therefor together with the goodwill of the business symbolized thereby, including but not limited to those identified on Schedule A attached hereto, (D) any copyrights, registrations and applications therefor, (E) assignable technology rights and licenses, and (F) assignable computer software and any similar type of proprietary intellectual property rights, in each case which is owned or licensed by either InterWorld, or any of InterWorld's affiliates, and used or held for use primarily in the business.

     2. Conveyance. InterWorld and J Net each hereby assigns, transfers and conveys to Holdings all of their right, title and interest in and to the Intellectual Property of InterWorld, the goodwill of the business symbolized thereby, and the right to recover damages and profits for past infringement thereof.

     3. Waiver. Except as provided in SS 9-602 of the NY UCC, InterWorld hereby expressly waives any and all rights, including, but not limited to, those rights relating to InterWorld's right to redeem the Intellectual Property pursuant to SS 9-624 of the NY UCC, provided under Article 9 of the NY UCC.

     4. The Credit Facility. InterWorld and J Net hereby agree that this Assignment by InterWorld of the Intellectual Property to Holdings will be in full accord, satisfaction and discharge of all liabilities owed by InterWorld to J Net under the Credit Facility; and InterWorld and J Net hereby further agree that the execution of this Assignment shall terminate such Credit Facility and the related Security Agreements.

     5.  Master Alliance Agreement.  Pursuant to Section 17.7 of the
         Master Alliance Agreement, dated February 15, 2002, by and between InterWorld and Titan Technologies, LP, d/b/a Titan Ventures, LP (the "Master Alliance Agreement"), InterWorld hereby transfers and assigns to Holdings, and Holdings hereby expressly assumes, as fully and effectually as if it had been an original party to the Master Alliance Agreement, all of the obligations, rights, title and interests of InterWorld under the Master Alliance Agreement, including the due and punctual performance of all the obligations to be performed by InterWorld under the Master Alliance Agreement. Neither J Net nor Holdings is assuming, nor shall they be deemed to have assumed, any liability of InterWorld or its affiliates of any kind or nature whatsoever, except as expressly provided in this Assignment or in the Master Alliance Agreement.

     6. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the United States of America and of the State of New York.

     IN WITNESS WHEREOF, InterWorld has caused this Assignment to be executed, all as of the day and year first above written.

                                       INTERWORLD CORPORATION

                                       By:    /s/ Steven L. Korby
                                              ________________________
                                       Name:  Steven L. Korby
                                       Title: Executive Vice President and
                                              Chief Financial Officer
STATE OF  TEXAS :
COUNTY OF COLLIN:

     On this 3rd day of May 2002, before me, a Notary Public in and for the State and County aforesaid, personally appeared STEVEN L. KORBY, known by me to be the person above named and an officer of InterWorld Corporation, duly authorized to execute this Assignment of Intellectual Property on behalf of InterWorld Corporation, who signed and executed the foregoing instrument on behalf of InterWorld Corporation.

                                       /s/ Christina L. Fleischmann
                                       _____________________________
                                       Notary Public

                                       My Commission Expires: 6-27-05

Acknowledged and Accepted:

J NET ENTERPRISES, INC.

By:     /s/ Mark W. Hobbs
        _____________________________________
Name:   Mark W. Hobbs
Title:  President and Chief Operating Officer


IW HOLDINGS, INC.

By:     /s/ Mark W. Hobbs
        _____________________________________
Name:   Mark W. Hobbs
Title:  President


                                       SCHEDULE A

                         TRADEMARK AND TRADENAME REGISTRATIONS

INTERWORLD              Class 9              Reg. 1/12/99     2,217,559
                        Classes 35,36,42     Reg. 5/20/97     2,062,548
ENTERPRISE BROKER       Class 9              Reg. 11/7/00     2,403,016

Applications

ARMADA                  Class 9              Filed 4/7/00     76/020,984
RETAIL ESSENTIALS       Class 42             Filed 2/3/00     75/908,295
WEB ARENA               Class 9              Filed 3/4/98     75/444,389
                        Class 35             Filed 3/4/98     75/444,388
                        Class 36             Filed 3/4/98     75/444,387
                        Class 42             Filed 3/4/98     75/444,386
MISSION READY           Class 9              Filed 4/7/00     76/020,983
COMMERCE INTELLIGENCE   Class 9              Filed 3/31/00    76/015,006